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                            FORM 8-A

               SECURITIES AND EXCHANGE COMMISSIONS
                     Washington, D.C.  20549

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

                      U S AMATEUR SPORTS, INC.
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      (Exact Name of Registrant as Specified in its Charter)

        Florida                                      65-0538051
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(State of Incorporation                (I.R.S. Employer Identification Number)
    or Organization)

      3932 RCA Boulevard, Suite 3209, Palm Beach Gardens, Florida 33410
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                 (Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:  None.

Securities to be registered pursuant to Section 12(g) of the Act:

                  Common Stock, $.0001 Par Value
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                         (Title of Class)

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ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     This Registration Statement relates to the Common Stock, $.0001 par value, of U S AMATEUR SPORTS, INC. (the "Company" or "Registrant"). Following is a description of the capital stock of the Company:

COMMON STOCK

     The authorized capital stock of the Company consists of 50,000,000 shares of $.0001 par value Common Stock. All shares have equal voting rights and are fully paid and non-assessable. Voting rights are not cumulative, and, therefore, the holders of more than 50% of the Common Stock of the Company could, if they chose to do so, elect all the Directors.

     Upon liquidation, dissolution or winding up of the Company, the assets of the Company would be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. The shares of Common Stock presently outstanding are fully paid and non-assessable.

     Holders of Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor. The Company has not paid any cash dividends on its Common Stock, and it is unlikely that any such dividends will be declared in the foreseeable future.

ITEM 2.   EXHIBITS.

The following exhibits are filed with this Registration Statement:

1.   Specimen Stock Certificate.

2.   Articles of Incorporation  Incorporated by reference to the Company's
                                Registration Statement on Form 10-SB1,
                                Registration No. 33-96638-A, filed on
                                September 6, 1995.

3.   Bylaws                     Incorporated by reference to the Company's
                                Registration Statement on Form 10-SB1,
                                Registration No. 33-96638-A, filed on
                                September 6, 1995.

                              SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 U S AMATEUR SPORTS, INC.

Dated:  January 14, 1997         By:/s/ David J. Panaia
                                    David J. Panaia, Chief Executive Officer